Exhibit 99

ADP Reports Third Quarter Fiscal 2018 Results

  Revenues increased 8% to $3.7 billion for the quarter, 6% organic constant currency; maintaining fiscal 2018 revenue growth outlook at 7% to 8%
  Worldwide new business bookings increased 9% for the quarter; increasing forecast to 6% to 7% growth in fiscal 2018
  Raising fiscal 2018 diluted earnings per share growth outlook to 11% to 12% and adjusted diluted earnings per share growth outlook to 16% to 17%
  Completed migrations of mid-market clients to latest version of Workforce Now
  Raised quarterly cash dividend 10%, representing a return to shareholders of a portion of the benefits from the Tax Cuts and Jobs Act of December 2017

ROSELAND, N.J., May 02, 2018 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its third quarter fiscal 2018 financial results, and provided an update to its fiscal 2018 outlook.

Third Quarter Fiscal 2018 Consolidated Results

Compared to last year’s third quarter, revenues grew 8% to $3.7 billion, 6% organic constant currency. Net earnings increased 9% to $643 million and were ahead of Company expectations. Earnings before income taxes increased to $853 million, or 3%. Adjusted EBIT increased to $901 million, or 8%. Adjusted EBIT margin declined about 20 basis points in the quarter to 24.4% largely due to the impact of acquisition-related expenses and continued pressure from growth in PEO pass-through revenues, which were partially offset by operational and selling efficiencies. Our effective tax rate for the quarter was 24.6%, and 24.3% on an adjusted basis. Diluted earnings per share increased 11% to $1.45 and adjusted diluted earnings per share increased 16% to $1.52.

“I am pleased with our successful results this quarter and with the continued signs of improvement in some of our key performance indicators such as our new business bookings, which grew 9%, and our Employer Services retention, which improved 170 basis points,” said Carlos Rodriguez, President and Chief Executive Officer, ADP. “Our results reflect the fundamental strength of our business model, and demonstrate that our strategy to drive sustainable long-term growth is working.”

“ADP delivered another solid quarter coupling strong revenue growth with improving trends underlying our margin performance,” said Jan Siegmund, Chief Financial Officer, ADP. “Our transformation initiatives continue to drive positive changes in how we are doing business, and we were pleased to build on our momentum this quarter by raising our full year adjusted EPS guidance.”

Adjusted EBIT, adjusted EBIT margin, adjusted diluted earnings per share, adjusted effective tax rate, and organic constant currency revenue are all non-GAAP financial measures. Please refer to the accompanying financial tables at the end of this release for a discussion of why ADP believes these measures are important and for a reconciliation of non-GAAP financial measures to their comparable GAAP financial measures.

Third Quarter Fiscal 2018 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and human resources outsourcing solutions.

  Employer Services revenues increased 7% on a reported basis, 4% organic constant currency, compared to last year’s third quarter.
  The number of employees on ADP clients' payrolls in the United States increased 2.9% for the third quarter when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention was up 170 basis points compared to last year’s third quarter.
  Employer Services segment margin decreased approximately 20 basis points compared to last year’s third quarter. This decrease includes approximately 70 basis points of combined pressure from acquisitions and foreign currency.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 10% compared to last year’s third quarter driven primarily by a 9% increase in average worksite employees for the quarter.
  PEO Services segment margin increased approximately 40 basis points compared to last year’s third quarter.
  Average worksite employees paid by PEO Services were about 512,000.

Interest on Funds Held for Clients – The safety, liquidity and diversification of ADP clients’ funds are the foremost objectives of the company’s investment strategy. Client funds are invested in accordance with ADP’s prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the third quarter, interest on funds held for clients increased 21% to $135 million from $112 million a year ago.
  Average client funds balances increased 6% in the third quarter to $28.8 billion compared to $27.3 billion a year ago.
  For the third quarter, the average interest yield on client funds was 1.9% which was up 20 basis points compared to a year ago.

Other Matters

On March 1, 2018, ADP announced that it is offering a voluntary early retirement program to certain eligible U.S.-based associates in support of ongoing transformation initiatives. ADP anticipates recording a special termination charge in the fourth quarter of fiscal 2018, and expects to fund a significant majority of the program costs from the existing surplus in ADP’s U.S. defined benefit plan. The Company expects this initiative to help reduce its pre-tax operating expenses starting in early fiscal 2019.

On April 11, 2018, ADP declared a regular quarterly dividend of 69 cents per share. This 10% increase represents a return to shareholders of a portion of the benefits from the Tax Cuts and Jobs Act of December 2017. The Board of Directors anticipates consideration of another dividend increase in November 2018 consistent with ADP’s historical pattern throughout its 43 year track record of annual dividend increases.

In addition, on April 18, 2018, ADP announced that Thomas J. Lynch and Scott F. Powers have been appointed to the Board of Directors, effective April 18, 2018. These appointments reflect ADP's commitment to thoughtfully bringing in fresh perspectives and insights as the Company continues to execute on its strategy and transformation initiatives to drive sustainable long-term shareholder value.

Fiscal 2018 Outlook

Certain components of ADP’s fiscal 2018 outlook and related growth comparisons exclude the impact of the following items and are discussed on an adjusted basis where applicable. Please refer to the accompanying financial tables for a reconciliation of these adjusted amounts to their closest comparable GAAP measure.

  Fiscal 2017 pre-tax restructuring charges of $90 million related to transformation initiatives.
  Fiscal 2017 second quarter pre-tax gain on the sale of the CHSA and COBRA businesses of $205 million.
  Fiscal 2018 pre-tax proxy contest charges of about $33 million.
  Fiscal 2018 one-time net tax benefit of about $43 million from the Tax Cuts and Jobs Act.
  Fiscal 2018 anticipated pre-tax charges of about $46 million related to transformation initiatives. This estimate does not include anticipated fourth quarter charges related to the Company’s recently announced voluntary early retirement program.

ADP continues to expect full-year fiscal 2018 revenue growth of 7% to 8%. This revenue forecast includes approximately two percentage points of growth from acquisitions and the impact from foreign currency. ADP now anticipates growth in worldwide new business bookings of 6% to 7% compared to our prior forecast of up 5% to 7%. ADP now estimates adjusted EBIT margin to be about flat for the full year compared to the prior forecast of down 50 basis points.

ADP expects full year diluted earnings per share to be up 11% to 12% compared to our prior forecast of up 8% to 9%; and adjusted diluted earnings per share growth to be 16% to 17% compared to our prior forecast of 12% to 13% growth. ADP now anticipates an adjusted effective tax rate of 26.2% compared to the prior forecasted rate of 26.9%.

Reportable Segments Fiscal 2018 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of approximately 5%, compared to our prior forecast of 4% to 5%, and now expects margins to be about flat compared with our prior forecasted margin contraction of 50 to 75 basis points.
  ADP maintains expectations for an increase in pays per control of 2.5% for the year.
  For the PEO Services segment, ADP now anticipates revenue growth of approximately 12% compared to our prior forecast of 12% to 13%. ADP now expects PEO margins to be about flat compared with our prior forecast of about flat to down 25 basis points for the year.

Client Funds Extended Investment Strategy Fiscal 2018 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of April 30, 2018. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assume an increase in the Fed Funds rate in June 2018. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of April 30, 2018 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase about $65 million, or 16%, compared to the prior forecast of up $55 to $65 million. This is based on anticipated growth in average client funds balances of approximately 5% from $23.0 billion in fiscal 2017, compared to the prior forecast of 4 to 5% growth and an average yield which is still anticipated to increase about 20 basis points to 1.9% compared to the fiscal 2017 average yield of 1.7%.
  The total contribution from the client funds extended investment strategy is now expected to increase about $50 million compared to the prior forecast of up $45 to $55 million.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Wednesday, May 2, 2018 at 8:30 a.m. ET. The conference call will be webcast live on ADP’s website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2016 and 2017, as well as quarterly details of the fiscal 2018 results from the client funds extended investment strategy, are posted to ADP’s website at investors.adp.com. ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP (Nasdaq:ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP’s cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenues:
Revenues, other than interest on funds
held for clients and PEO revenues	$2,492.9	$2,329.8	$6,762.7	$6,444.4
Interest on funds held for clients	134.8	111.6	340.9	292.6
PEO revenues (A) (B)	1,065.3	969.4	2,903.6	2,577.9
Total revenues	3,693.0	3,410.8	10,007.2	9,314.9

Expenses:
Costs of revenues:
Operating expenses (B)	1,844.7	1,701.5	5,210.6	4,793.4
Systems development & programming costs	162.5	153.3	477.6	460.6
Depreciation & amortization	70.2	56.2	202.1	168.4
Total costs of revenues	2,077.4	1,911.0	5,890.3	5,422.4

Selling, general & administrative expenses	755.1	665.0	2,134.8	1,953.6
Interest expense	18.6	16.8	74.1	57.2
Total expenses	2,851.1	2,592.8	8,099.2	7,433.2

Other income, net	(10.7)	(9.9)	(58.5)	(261.0)

Earnings before income taxes	852.6	827.9	1,966.5	2,142.7

Provision for income taxes	209.5	240.0	454.4	675.1

Net earnings	$643.1	$587.9	$1,512.1	$1,467.6

Basic earnings per share	$1.46	$1.32	$3.42	$3.27

Diluted earnings per share	$1.45	$1.31	$3.40	$3.25

Dividends declared per common share	$0.630	$0.570	$1.830	$1.670

Components of Other income, net:
Interest income on corporate funds	$(11.0)	$(10.1)	$(59.4)	$(54.5)
Realized gains on available-for-sale securities	(1.3)	(0.6)	(1.9)	(3.1)
Realized losses on available-for-sale securities	1.6	0.8	3.2	2.0
Gain on sale of assets	—	—	(0.4)	—
Gain on sale of business	—	—	—	(205.4)
Total other income, net	$(10.7)	$(9.9)	$(58.5)	$(261.0)

(A) Professional Employer Organization (“PEO”) revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes of $10,176.2 million and $9,207.2 million for the three months ended March 31, 2018 and 2017, respectively, and $29,547.0 million and $26,040.3 million for the nine months ended March 31, 2018 and 2017, respectively.

(B) PEO revenues and operating expenses include pass-through costs associated with benefits coverage, workers' compensation coverage, and state unemployment taxes for worksite employees of $821.9 million and $746.7 million for the three months ended March 31, 2018 and 2017, respectively, and $2,213.5 million and $1,954.5 million for the nine months ended March 31, 2018 and 2017, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Balance Sheets
(In millions)
(Unaudited)
	March 31,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,293.6	$2,780.4
Accounts receivable, net of allowance for doubtful accounts of $51.9 and $49.6, respectively	2,043.4	1,703.6
Other current assets	730.3	883.2
Total current assets before funds held for clients	5,067.3	5,367.2
Funds held for clients	33,646.7	27,291.5
Total current assets	38,714.0	32,658.7
Long-term receivables, net of allowance for doubtful accounts of $0.4 and $0.8, respectively	27.3	28.0
Property, plant and equipment, net	794.6	779.9
Other assets	1,391.0	1,352.2
Goodwill	2,263.3	1,741.0
Intangible assets, net	875.3	620.2
Total assets	$44,065.5	$37,180.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$105.7	$149.7
Accrued expenses and other current liabilities	1,505.3	1,381.9
Accrued payroll and payroll-related expenses	595.8	562.5
Dividends payable	275.1	250.5
Short-term deferred revenues	235.4	232.9
Income taxes payable	80.2	49.0
Total current liabilities before client funds obligations	2,797.5	2,626.5
Client funds obligations	33,943.7	27,189.4
Total current liabilities	36,741.2	29,815.9
Long-term debt	2,002.4	2,002.4
Other liabilities	795.8	830.2
Deferred income taxes	105.5	163.1
Long-term deferred revenues	391.4	391.4
Total liabilities	40,036.3	33,203.0

Stockholders' equity:
Preferred stock, $1.00 par value: authorized, 0.3 shares; issued, none	—	—
Common stock, $0.10 par value: authorized, 1,000.0 shares; issued, 638.7 shares at March 31, 2018 and June 30, 2017; outstanding, 441.7 and 445.0 shares at March 31, 2018 and June 30, 2017, respectively	63.9	63.9
Capital in excess of par value	964.1	867.8
Retained earnings	15,466.1	14,728.2
Treasury stock - at cost: 197.0 and 193.7 shares at March 31, 2018 and June 30, 2017, respectively	(11,826.1)	(11,303.7)
Accumulated other comprehensive loss	(638.8)	(379.2)
Total stockholders’ equity	4,029.2	3,977.0
Total liabilities and stockholders’ equity	$44,065.5	$37,180.0

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Nine Months Ended
	March 31,
	2018	2017 *As Adjusted
Cash Flows from Operating Activities:
Net earnings	$1,512.1	$1,467.6
Adjustments to reconcile net earnings to cash flows provided by operating activities:
Depreciation and amortization	278.3	233.6
Deferred income taxes	18.0	22.2
Stock-based compensation expense	119.4	101.2
Net pension expense	8.2	18.1
Net amortization of premiums and accretion of discounts on available-for-sale securities	55.6	66.1
Gain on sale of divested businesses, net of tax	—	(121.4)
Other	22.0	24.8
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Increase in accounts receivable	(239.3)	(90.1)
Increase in other assets	(38.6)	(152.9)
Decrease in accounts payable	(31.1)	(29.5)
Increase in accrued expenses and other liabilities	105.4	129.0
Net cash flows provided by operating activities	1,810.0	1,668.7

Cash Flows from Investing Activities:
Purchases of corporate and client funds marketable securities	(3,692.7)	(3,470.0)
Proceeds from the sales and maturities of corporate and client funds marketable securities	2,702.5	2,704.6
Capital expenditures	(159.6)	(174.5)
Additions to intangibles	(195.8)	(162.1)
Acquisitions of businesses, net of cash acquired	(612.4)	(86.7)
Proceeds from the sale of divested businesses	—	234.0
Net cash flows used in investing activities	(1,958.0)	(954.7)

Cash Flows from Financing Activities:
Net increase in client funds obligations	6,700.2	636.7
Payments of debt	(6.8)	(1.5)
Repurchases of common stock	(596.2)	(956.8)
Net proceeds from stock purchase plan and stock-based compensation plans	46.1	74.5
Dividends paid	(785.1)	(739.4)
Net cash flows provided by / (used in) financing activities	5,358.2	(986.5)

Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	53.1	(81.1)

Net change in cash, cash equivalents, restricted cash, and restricted cash equivalents	5,263.3	(353.6)

Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of period	8,181.6	15,458.6
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of period	$13,444.9	$15,105.0

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	2,293.6	2,995.5
Restricted cash and restricted cash equivalents included in funds held for clients	11,151.3	12,109.5
Total cash, cash equivalents, restricted cash, and restricted cash equivalents	$13,444.9	$15,105.0

Supplemental disclosures of cash flow information:
Cash paid for interest	$86.5	$69.8
Cash paid for income taxes, net of income tax refunds	$423.0	$569.2

*Prior-period information has been restated for the adoption of ASU No. 2016-18, Statement of Cash Flows, Restricted Cash (Topic 230).

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended					Nine Months Ended
	March 31,					March 31,
	2018		2017		% Change	2018		2017		% Change
Revenues
Employer Services	$2,804.1		$2,627.2		7%	$7,558.1		$7,197.8		5%
PEO Services	1,071.1		974.4		10%	2,919.9		2,592.0		13%
Other	(182.2)		(190.8)		n/m	(470.8)		(474.9)		n/m
Total revenues	$3,693.0		$3,410.8		8%	$10,007.2		$9,314.9		7%

Segment earnings
Employer Services	$1,022.5		$963.0		6%	$2,375.5		$2,300.1		3%
PEO Services	136.3		120.0		14%	381.3		341.5		12%
Other	(306.2)		(255.1)		n/m	(790.3)		(498.9)		n/m
Total pretax earnings	$852.6		$827.9		3%	$1,966.5		$2,142.7		(8)%

	Three Months Ended					Nine Months Ended
	March 31,					March 31,
Segment margin	2018		2017		Change	2018		2017		Change
Employer Services	36.5%		36.7%		(0.2)%	31.4%		32.0%		(0.5)%
PEO Services	12.7%		12.3%		0.4%	13.1%		13.2%		(0.1)%
Other	n/m		n/m		n/m	n/m		n/m		n/m
Total pretax margin	23.1%		24.3%		(1.2)%	19.7%		23.0%		(3.4)%

	Three Months Ended					Nine Months Ended
	March 31,					March 31,
Earnings per share information:	2018		2017		% Change	2018		2017		% Change
Net earnings	$643.1		$587.9		9%	$1,512.1		$1,467.6		3%

Basic weighted average shares outstanding	441.0		446.5		(1)%	441.5		448.9		(2)%
Basic earnings per share	$1.46		$1.32		11%	$3.42		$3.27		5%

Diluted weighted average shares outstanding	443.4		449.2		(1)%	444.1		451.3		(2)%
Diluted earnings per share	$1.45		$1.31		11%	$3.40		$3.25		5%

Key Statistics:
Employer Services:
Change in pays per control - U.S.	2.9%		2.5%			2.6%		2.5%
Change in client revenue retention percentage - worldwide	1.7	pts	(1.7)	pts		1.0	pts	(0.8)	pts
Employer Services/PEO new business bookings growth - worldwide	9%		(7)%			4%		(5)%

PEO Services:
Paid PEO worksite employees at end of period	508,000		469,000			508,000		469,000
Average paid PEO worksite employees during the period	512,000		471,000			498,000		454,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2018	2017	Change	% Change	2018	2017	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$1.9	$2.7	$(0.8)	(29)%	$1.9	$2.7	$(0.8)	(29)%
Corporate extended	1.1	1.2	(0.2)	(15)%	3.2	3.4	(0.3)	(7)%
Total corporate	3.0	4.0	(1.0)	(25)%	5.1	6.1	(1.0)	(17)%
Funds held for clients	28.8	27.3	1.5	6%	24.1	22.7	1.4	6%
Total	$31.8	$31.3	$0.5	2%	$29.2	$28.8	$0.4	1%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.3%	0.8%			1.2%	0.7%
Corporate extended	1.8%	1.6%			1.8%	1.6%
Total corporate	1.5%	1.0%			1.6%	1.2%
Funds held for clients	1.9%	1.6%			1.9%	1.7%
Total	1.8%	1.6%			1.8%	1.6%

Net unrealized (loss)/gain position at end of period	$(296.8)	$70.7			$(296.8)	$70.7

Average short-term financing (in billions):
U.S. commercial paper borrowings	$1.0	$1.1			$2.8	$3.2
U.S. & Canadian reverse repurchase agreement borrowings	0.1	0.1			0.4	0.3
	$1.1	$1.2			$3.2	$3.4

Average interest rates paid on:
U.S. commercial paper borrowings	1.5%	0.7%			1.2%	0.5%
U.S. & Canadian reverse repurchase agreement borrowings	1.2%	0.5%			1.1%	0.5%

Interest on funds held for clients	$134.8	$111.6	$23.2	21%	$340.9	$292.6	$48.3	16%
Corporate extended interest income (C)	4.9	5.0	(0.1)	(3)%	42.7	40.1	2.6	6%
Corporate interest expense-short-term financing (C)	(3.8)	(2.2)	(1.7)	(78)%	(29.3)	(12.6)	(16.7)	(132)%
	$135.8	$114.4	$21.4	19%	$354.3	$320.1	$34.2	11%

(C) Please refer to the accompanying financial table at the end of this release for a reconciliation of these non-GAAP measures to their comparable GAAP financial measures.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

In addition to our GAAP results, we use the adjusted results and other non-GAAP metrics set forth in the table below to evaluate our operating performance in the absence of certain items and for planning and forecasting of future periods:

Adjusted Financial Measure	U.S. GAAP Measures	Adjustments/Explanation - as applicable in the periods
Adjusted EBIT	Net earnings	- Provision for income taxes
- All other interest expense and income
- Transformation initiatives
- Gains/losses on sales of businesses and assets
- Non-operational costs related to proxy contest matters

See footnotes (a), (b), and (f)
Adjusted net earnings	Net earnings	Pre-tax and tax impacts of:

- Transformation initiatives
- Gains/losses on sales of businesses and assets
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (b), (c), (d), (f), and (g)
Adjusted provision for income taxes	Provision for income taxes	Tax impacts of:

- Gains/losses on sales of businesses and assets
- Transformation initiatives
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (c), (d), (f), and (g)
Adjusted diluted earnings per share	Diluted earnings per share	EPS impacts of:

- Gains/losses on sales of businesses and assets
- Transformation initiatives
- Non-operational costs related to proxy contest matters
- Tax Cuts and Jobs Act

See footnotes (b), (c), (d), (f), and (g)
Adjusted effective tax rate	Effective tax rate	See footnote (e)
Constant currency basis	U.S. GAAP P&L line items	See footnote (h)
Organic revenue growth, constant currency	Revenues	Impact of acquisitions Impact of dispositions Impact of foreign currency See footnote (i)
Corporate extended interest income	Interest income	All other interest income See footnote (j)
Corporate interest expense-short-term financing	Interest expense	All other interest expense See footnote (j)

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations and against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions are for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their corresponding U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

	Three Months Ended				Nine Months Ended
	March 31,		% Change		March 31,		% Change
	2018	2017	As Reported	Constant Currency Basis (h)	2018	2017	As Reported	Constant Currency Basis (h)
Net earnings	$643.1	$587.9	9%	8%	$1,512.1	$1,467.6	3%	2%
Adjustments:
Provision for income taxes	209.5	240.0			454.4	675.1
All other interest expense (a)	14.8	14.6			44.8	44.6
All other interest income (a)	(6.1)	(5.2)			(16.7)	(14.3)
Gain on sale of business	—	—			—	(205.4)
Transformation initiatives (b)	39.7	0.6			39.7	41.6
Proxy contest matters (f)	—	—			33.2	—
Adjusted EBIT	$901.0	$837.9	8%	6%	$2,067.5	$2,009.2	3%	2%
Adjusted EBIT Margin	24.4%	24.6%			20.7%	21.6%

Provision for income taxes	$209.5	$240.0	(13)%	(14)%	$454.4	$675.1	(33)%	(34)%
Adjustments:
Gain on sale of business (c)	—	—			—	(84.0)
Transformation initiatives (d)	9.7	0.2			9.6	15.7
Proxy contest matters (f)	—	—			10.4	—
Tax Cuts and Jobs Act (g)	(2.8)	—			42.9	—
Adjusted provision for income taxes	$216.4	$240.2	(10)%	(11)%	$517.3	$606.8	(15)%	(16)%
Adjusted effective tax rate (e)	24.3%	29.0%			25.4%	30.7%

Net earnings	$643.1	$587.9	9%	8%	$1,512.1	$1,467.6	3%	2%
Adjustments:
Gain on sale of business	—	—			—	(205.4)
Provision for income taxes on gain on sale of business (c)	—	—			—	84.0
Transformation initiatives (b)	39.7	0.6			39.7	41.6
Income tax benefit for transformation initiatives (d)	(9.7)	(0.2)			(9.6)	(15.7)
Proxy contest matters (f)	—	—			33.2	—
Income tax benefit for proxy contest matters (f)	—	—			(10.4)	—
Income tax benefit from Tax Cuts and Jobs Act (g)	2.8	—			(42.9)	—
Adjusted net earnings	$675.9	$588.3	15%	13%	$1,522.1	$1,372.1	11%	10%

Diluted EPS	$1.45	$1.31	11%	9%	$3.40	$3.25	5%	4%
Adjustments:
Gain on sale of business (c)	—	—			—	(0.27)
Transformation initiatives (b) (d)	0.07	—			0.07	0.06
Proxy contest matters (f)	—	—			0.05	—
Tax Cuts and Jobs Act (g)	0.01	—			(0.10)	—
Adjusted diluted EPS	$1.52	$1.31	16%	15%	$3.43	$3.04	13%	12%

(a) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as "All other interest expense" and "All other interest income."

(b) The charges within transformation initiatives represent severance charges related to our Service Alignment Initiative of $13.1 million, and other transformation initiatives of $26.6 million which consist primarily of severance charges totaling $22.6 million for the three months ended March 31, 2018. Charges for transformation initiatives in other periods presented primarily represent severance charges related to our Service Alignment Initiative. Severance charges have been taken in the past and are not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiative.

(c) The taxes on the gain on sale of the business were calculated based on the annualized marginal rate in effect during the quarter of the adjustment. The tax amount was adjusted for a book vs. tax basis difference for the period ended March 31, 2017 due to the derecognition of goodwill upon the sale of the business.

(d) The tax benefit on transformation initiatives was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(e) The Adjusted effective tax rate is calculated as our Adjusted provision for income taxes divided by our Adjusted net earnings plus our Adjusted provision for income taxes.

(f) Represents non-operational costs associated with proxy contest matters. The tax benefit on the non-operational charges related to proxy contest matters was calculated based on the annualized marginal rate in effect during the quarter of the adjustment.

(g) The one-time net benefit from the enactment of the Act is comprised of the application of the newly enacted U.S. corporate tax rates to our U.S. deferred tax balances partially offset by the one-time transition tax on the earnings and profits of our foreign subsidiaries and the recording of a valuation allowance against our foreign tax credits which may not be realized. We are still analyzing certain aspects of the Act and refining calculations, which could potentially result in the re-measurement of these balances or potentially give rise to future adjustments.

(h) "Constant currency basis" provides information that isolates the actual growth of our operations. "Constant currency basis" is determined by calculating the current year result using foreign exchange rates consistent with the prior year.

(i) The following table reconciles our reported growth rates to the non-GAAP measure of organic revenue which excludes the impact of acquisitions, the impact of dispositions, and the impact of foreign currency. The impact of acquisitions and dispositions is calculated by excluding the current year revenues of acquisitions until the one year anniversary of the transaction and by excluding the prior year revenues of divestitures for the one year period preceding the transaction. The impact of foreign currency is determined by calculating the current year result using foreign exchange rates consistent with the prior year. The PEO segment is not impacted by acquisitions, dispositions or foreign currency.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Revenue growth consolidated:	2018	2017	2018	2017

Employer Services	7%	2%	5%	4%
PEO Services	10%	12%	13%	12%
Consolidated revenue growth as reported	8%	5%	7%	6%
Adjustments:
Impact of acquisitions	(1)%	—%	(1)%	—%
Impact of dispositions	—%	1%	—%	1%
Impact of foreign currency	(1)%	—%	(1)%	—%
Consolidated organic revenue growth, constant currency	6%	6%	6%	7%

Segment:

Employer Services revenue growth as reported	7%	2%	5%	4%
Adjustments:
Impact of acquisitions	(1)%	—%	(1)%	—%
Impact of dispositions	—%	1%	1%	1%
Impact of foreign currency	(2)%	—%	(1)%	—%
Employer Services organic revenue growth, constant currency	4%	3%	3%	5%

(j) The following tables reconcile our "Total interest income" and "Total interest expense" to “Corporate extended interest income” and “Corporate interest expense-short-term financing,” related to our client funds investment strategy which are non-GAAP measures.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Corporate extended interest income	$4.9	$5.0	$42.7	$40.1
All other interest income	6.1	5.2	16.7	14.3
Total interest income on corporate funds	$11.0	$10.1	$59.4	$54.5

Corporate interest expense-short-term financing	$3.8	$2.2	$29.3	$12.6
All other interest expense	14.8	14.6	44.8	44.6
Total interest expense	$18.6	$16.8	$74.1	$57.2

Automatic Data Processing, Inc. and Subsidiaries
Fiscal 2018 GAAP to Non-GAAP Guidance Reconciliation
(Unaudited)
	Twelve Months Ended		Fiscal 2018
	June 30, 2017		Forecast
Earnings before income taxes / margin (GAAP)	$2,531.1	20.4%	~(160)bps
All other interest expense	59.3	+50bps	-	a
All other interest income	(22.4)	(20)bps	-	a
Gain on sale of business - 2Q F17	(205.4)	(170)bps	+170bps	b
Workforce Optimization Effort - 4Q F17	(5.0)	(5)bps	+5bps	c
Transformation initiatives - F17	90.0	+75bps	(75)bps	d
Transformation initiatives - F18			+35bps	e
Proxy contest matters - F18			+25bps	f
Adjusted EBIT margin (Non-GAAP)	$2,447.6	19.8%	~ Flat

Effective tax rate (GAAP)		31.5%	24.5%
Gain on sale of business - 2Q F17		(0.9%)	-	b
Workforce Optimization Effort - 4Q F17		(0.0%)	-	c
Transformation initiatives - F17		+0.4%	-	d
Transformation initiatives - F18		-	(0.0%)	e
Proxy contest matters - F18		-	+0.1%	f
Tax Cuts and Jobs Act - F18			+1.7%	g
Adjusted effective tax rate (Non-GAAP)		30.9%	26.2%

Diluted earnings per share (GAAP)	$3.85	18%	11% - 12%
Gain on sale of business - 2Q F17	(0.27)	(7%)	~+7%	b
Workforce Optimization Effort - 4Q F17	(0.01)	(0%)	~+0%	c
Transformation initiatives - F17	0.12	+3%	~(3%)	d
Transformation initiatives - F18	-	-	~+2%	e
Proxy contest matters - F18	-	-	~+1%	f
Tax Cuts and Jobs Act - F18	-	-	~(3%)	g
Adjusted diluted earnings per share (Non-GAAP)	$3.70	13%	16% - 17%

a) We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. These adjustments in the table above represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income.” No material impact is expected from changes in all other interest expense or income in fiscal 2018.
b) Second quarter fiscal 2017 impact from gain on the sale of CHSA and COBRA businesses.
c) Fourth quarter fiscal 2017 Workforce Optimization Effort adjustment is a reversal of the fiscal 2016 estimate and is not expected to recur in fiscal 2018. The majority of charges relating to the Workforce Optimization Effort represent severance charges. Severance charges have been taken in the past and not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges related to a broad-based, company-wide Workforce Optimization Effort.
d) Impact of Fiscal 2017 charges in connection with the Service Alignment Initiative.
e) The charges within transformation initiatives primarily represent expected severance charges related to our Service Alignment Initiative of $20 million, and other transformation initiatives of $27 million. Severance charges have been taken in the past and are not included as an adjustment to get to adjusted results. Unlike severance charges in prior periods, these specific charges relate to actions that are part of our broad-based, company-wide transformation initiative. This estimate does not reflect charges related to the Company's announced voluntary early retirement program.
f) Expected impact of Fiscal 2018 charges in connection with proxy contest matters.
g) Expected Fiscal 2018 one-time benefit from the enactment of the Tax Cuts and Jobs Act.

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 should be considered in evaluating any forward-looking statements contained herein.

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